UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 21, 2012

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2012, Real Goods Solar, Inc. (the “Company”) and Kamyar (Kam) Mofid, the Company’s Chief Executive Officer and one of its directors, executed an amended employment letter restating the terms of Mr. Mofid’s employment as Chief Executive Officer of the Company.

Under the terms of the restated employment letter, effective January 1, 2013, Mr. Mofid receives annual compensation of $360,000 for serving as the Company’s Chief Executive Officer. Mr. Mofid is eligible to receive annual bonus of up to 100% of his base salary based on the achievement by the Company of certain financial and operating objectives established by the Company’s board of directors in consultation with Mr. Mofid. For 2012, Mr. Mofid was guaranteed a bonus of $120,000. In connection with entering into the restated employment letter, the Company granted to Mr. Mofid additional options to purchase 200,000 shares of the Company’s Class A common stock at an exercise price equal to the market price on the effective date of the restated employment letter. The options vest 2% per month for 50 months commencing on the first day of the eleventh month after grant and expire on December 21, 2019. Upon the occurrence of a change of control, up to 100% of Mr. Mofid’s then unvested stock options will immediately vest. In certain situations, Mr. Mofid will be entitled to severance or cash payment in lieu thereof of up to two times his annual base salary. Mr. Mofid is subject to the Company’s standard covenants concerning confidentiality, non-competition, non-solicitation of employees and customers and assignment of inventions set forth in his stock option agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ John Jackson
John Jackson
Secretary

Date: January 11, 2013